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                                                                     EXHIBIT 3.6


                          CERTIFICATE OF DESIGNATION

                                      OF

                    SERIES D 8% CONVERTIBLE PREFERRED STOCK

                                      OF

                               DRKOOP.COM, INC.

     The undersigned President and Chief Executive Officer of drkoop.com, Inc., a Delaware corporation (the "Company"), hereby certifies that, pursuant to
                             -------
Article IV paragraph (b) of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and in accordance with Section 141(f) of the
      --------------------
General Corporation Law of the State of Delaware, the Board of Directors of the Company, by unanimous written consent effective August 21, 2000, duly adopted the following resolution:

     RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of 2,900,000 shares of Preferred Stock of the Company, designated as "Series D Preferred Stock," and hereby fixes the voting powers, designations, preferences, qualifications, privileges, limitations, options, restrictions and other special rights of the Series D Preferred Stock as follows:

          1. Designation and Number of Shares. 2,900,000 shares of preferred
             --------------------------------
stock (the "D Preferred Shares") are hereby designated as Series D 8% Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock").

          2. Liquidation.
             -----------

               (A) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series D Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock of the Company, par value $.001 per share (the "Common Stock"), or any other security junior to the Series D Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to 1.5 times the Original Stated Value per share of Series D Preferred Stock (as adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus an amount equal to accrued and unpaid dividends on each share of Series D Preferred Stock on the date fixed for the distribution of assets of the Company (the "Liquidation Preference").
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               (B) Liquidation, dissolution or winding up for the purposes of this Section 2 shall include a (i) merger or consolidation of the Company with or into another corporation or other entity where the stockholders of the Company immediately prior to such event do not retain more than a 50% voting power and interest in the Company or the successor corporation or other entity, as the case may be, and (ii) sale of all or substantially all of the assets of the Company (collectively, a "Merger or Sale") unless the Committee (as defined below) shall determine otherwise by written notice made no later than ten days after the date the Merger/Sale Notice (as defined below) has been delivered by the Company; provided that, notwithstanding the provisions of Subsection 2(A), the Company unilaterally and without action by any holder of Series D Preferred Stock may elect to pay the Liquidation Preference in shares of Common Stock equal in value to the Liquidation Preference in lieu of payment in cash (the "Stock Payment Election"). For purposes of any Stock Payment Election, the value of a share of Common Stock shall be equal to the average closing bid price for the 30 consecutive trading days preceding the date of first public announcement of the transaction subject of the Merger/Sale Notice. If the Company elects to pay the Liquidation Preference in cash, at the election of each holder of Series D Preferred Stock and in lieu of such cash payment, the Company shall pay the Liquidation Preference in shares of Common Stock valued in accordance with the foregoing. An election by any holder of Series D Preferred Stock to receive shares of Common Stock in lieu of cash shall be made no later than ten days after the date the Merger/Sale Notice has been delivered by the Company.

          If the Company elects the Stock Payment Election, but the aggregate authorized but unissued Common Stock and its authorized and issued Common Stock held in treasury is insufficient for the Company to pay the entire Liquidation Preference in Common Stock, the Company shall pay the Liquidation Preference on a pro rata basis to the extent shares of authorized but unissued and unreserved Common Stock are available and the Company shall thereafter be obligated to pay the unpaid balance of the Liquidation Preference in shares of Common Stock before any shares of Common Stock may be issued for any other purpose (other than reserved Common Stock) and shall otherwise use its reasonable best efforts to seek stockholder approval of and file a certificate of amendment of its Certificate of Incorporation to increase the number of authorized shares of Common Stock so that the Company may legally issue shares of Common Stock as payment for the unpaid balance due on the Liquidation Preference (the "Section 2(B) Charter Amendment"). For purposes of the foregoing, the phrase "reasonable best efforts" shall require the Company, acting through its board of directors ("Board of Directors") and in accordance with Delaware law, to duly call, give notice of, and convene and hold a special or annual meeting of stockholders to be held as soon as reasonably practicable for the purpose of voting on the approval of the Charter Amendment. Subject to any conflicting duties imposed on directors under Delaware law based on advice of counsel, the Board of Directors shall, in connection with such meeting, unanimously recommend that the Company's stockholders approve the Section 2(B) Charter Amendment. If the Section 2(B) Charter Amendment fails to obtain

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stockholder approval and the Board of Directors determines that a different outcome can be obtained, the Company shall again submit the matter for stockholder approval in accordance with the foregoing provision. In the event any such stockholder approval is sought, each holder of Series D Preferred Stock shall vote in favor of such amendment. In the event of a shortfall in the number of shares of authorized but unissued and unreserved Common Stock, the sole remedy of a holder of Series D Preferred Stock shall be to seek injunctive relief to compel performance by the Company of its obligation under this paragraph, it being expressly understood that in no event may such holder seek to obtain money damages or any other payment of cash or property of the Company.

               (C) No later than 20 days before the consummation of any Merger or Sale (the "Merger/Sale Notice"), the Company shall deliver a notice to each holder of Series D Preferred Stock setting forth the principal terms of such Merger or Sale. Such notice shall include a description of the estimated amounts that would be paid to holders of Series D Preferred Stock under this Section 2 and of the consideration that such holders would receive if they exercised their rights under Section 4 to have shares of Series D Preferred Stock converted into Common Stock.

               (D) No later than ten days after delivery of the Merger/Sale Notice, each holder of Series D Preferred Stock may deliver an election to the Company notifying the Company that the holder desires that such holder's shares of Series D Preferred Stock be converted into shares of Common Stock and, if no such notice is delivered, such holder shall receive such amounts as are provided for under this Section 2.

          3. Dividends.  Commencing on the date of issuance of each share Series
             ---------
D Preferred Stock (the "Issuance Date") and until conversion, each issued and outstanding share of Series D Preferred Stock shall entitle the holder of record thereof to receive, out of any funds legally available therefor, when, as and if declared by the Board of Directors, quarterly dividends (payable on each April 15, July 15, October 15 and January 15 of each year, and upon conversion or liquidation) at the rate of 8% per annum, subject to adjustment as hereinafter set forth. Dividends per share shall be payable, at the Company's option, either (i) in cash or (ii) in shares of Common Stock valued at the Conversion Price (as defined in Section 4 (c) below) in effect on the date of declaration. Dividends on the Series D Preferred Stock will be non-cumulative.

          4. Conversion Rights.  Each holder of record of shares of the Series D
             -----------------
Preferred Stock shall have the right to convert all or any part of such holder's shares of Series D Preferred Stock into Common Stock as follows:

               (A) Optional Conversion. Subject to and upon compliance with the provisions of this Section 4, the holder of any shares of Series D Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series D Preferred Stock into fully paid and nonassessable shares of

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Common Stock, and each share of Series D Preferred Stock will be convertible into shares of Common Stock determined by dividing the Original Stated Value of the Series D Preferred Stock by the Conversion Price (as defined in Section 4(c) below) in effect on the Conversion Date (as defined in Section 4(d) below) upon the terms hereinafter set forth.

               (B) Mandatory Conversion.  Each outstanding share of Series D
                   --------------------
Preferred Stock shall automatically be converted, without any further act of the Company or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect: (i) upon the closing of a public offering or private placement (which may include the aggregate proceeds from multiple related closings) of the Company's securities resulting in gross proceeds to the Company in excess of $25,000,000 (a "Qualified Offering") and effected at a per share offering price in excess of $1.50, or (ii) at such time as the closing bid price for the Common Stock of the Company has equaled at least two times the Conversion Price for a period of 20 consecutive trading days, provided that, with respect to clause (ii), (x) the Common Stock of the Company is trading on a national securities exchange or is included for quotation on the Nasdaq Small Cap Market or National Market System, and (y) all of the Conversion Shares are included in an effective registration statement permitting the resale of such securities and are not subject to the Lock-Up Restrictions (as defined below).

               (C) Conversion Price. The Conversion Price of each share of
                   ----------------
Series D Preferred Stock shall be equal to $0.35 (as such conversion price may be adjusted hereunder, the "Conversion Price"). The number of shares of Common Stock into which each share of Series D Preferred Stock is convertible is herein referred to as the "Conversion Shares." The Conversion Price shall be subject to anti-dilution adjustments as set forth in Section 6 hereof.

               (D) Mechanics of Conversion. Upon conversion, the holder of
                   -----------------------
Series D Preferred Stock will surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series D Preferred Stock, and such holder will give written notice to the Company stating the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided,
                                                                     --------
however, that the Company shall not be required to issue the shares of Common
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Stock in a name other than that of the holder of the Series D Preferred Stock being converted unless it can do so in compliance with applicable laws and any related taxes have been paid by the holder. The Company, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series D Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid. Any conversion will be deemed to have been made immediately prior to the close of business on the date of the event of conversion, in the event of automatic conversion hereunder, or, in the event of voluntary conversion, immediately prior to the close of business on the date when the

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Company receives a holder's certificate or certificates for Series D Preferred
Stock and any other documents or instruments required hereunder or by applicable law, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date and any such date is referred to herein as the "Conversion Date." Subject to Section 12 hereof, all
                           ---------------
Common Stock which may be issued upon conversion of the Series D Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof, except as otherwise provided above with respect to the issuance of certificates to a party other than the holder. Subject to Section 12 hereof, at all times that any shares of Series D Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series D Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series D Preferred Stock at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series D Preferred Stock shall be proportionately increased, except to the extent that the number of shares issuable upon exercise of Series D Preferred Stock exceeds the number of authorized shares of Common Stock in the Company's Certificate of Incorporation as a result of the exercise price reset terms of Bridge Warrants and the Agency Warrants (as such terms are defined below) and as a result of the conversion price reset terms of the Series D Convertible Preferred Stock, in which case the Company shall use its reasonable best efforts to seek stockholder approval of and file a certificate of amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock so that the Company may legally issue the shares of Common Stock issuable upon exercise of the Series D Preferred Stock following the above described reset provisions (the "Section 4(D) Charter Amendment"). For purposes of the foregoing, the phrase "reasonable best efforts" shall require the Company, acting through the Board of Directors and in accordance with Delaware law, to duly call, give notice of, and convene and hold a special or annual meeting of stockholders to be held as soon as reasonably practicable for the purpose of voting on the approval of the Section 4(D) Charter Amendment. Subject to any conflicting duties imposed on directors under Delaware law based on advice of counsel, the Board of Directors shall, in connection with such meeting, unanimously recommend that the Company's stockholders approve the Section 4(D) Charter Amendment. If the Section 4(D) Charter Amendment fails to obtain stockholder approval and the Board of Directors determines that a different outcome can be obtained, the Company shall again submit the matter for stockholder approval in accordance with the foregoing provision. In the event any such stockholder approval is sought, each holder of Series D Preferred Stock shall vote in favor of such amendment.

               (E) Conversion Price Adjustments. The Conversion Price and the
                   ----------------------------
number and kind of securities of the Company issuable upon conversion hereunder shall be subject to adjustment as provided in Section 6 below.

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          5. Priority.
             --------

               (A) The Company shall not create or authorize any other stock ranking senior to, or pari passu with, the Series D Preferred Stock. So long as any shares of Series D Preferred Stock shall be outstanding, no dividends (other than dividends payable solely in Common Stock), whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock of the Company or any other security junior to the Series D Preferred Stock as to dividend rights, unless all dividends on the Series D Preferred Stock for all past dividend periods and the full dividends for the then current period shall have been paid or declared and duly provided for in cash or in kind as required by Section 3.

               (B) The Company may issue, in the future, without the consent of holders of the Series D Preferred Stock, other series of preferred stock which rank junior to the Series D Preferred Stock as to dividend and/or liquidation rights.

          6. Anti-Dilution Provisions.  The Conversion Price in effect at any
             ------------------------
time and the number and kind of securities issuable upon the conversion of the Series D Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

               (A) Reorganization, Reclassification, Consolidation, Merger or
                   ----------------------------------------------------------
Sale. If any capital reorganization, reclassification or any other change of
----
capital stock of the Company, or any consolidation or merger of the Company with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected (other than any such transaction which is treated as a liquidation pursuant to Section 2(B) which shall be governed exclusively by said Section 2(B)) in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made by the Company, in accordance with this Section 6(A), whereby the holders of Series D Preferred Stock shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein, such securities or assets as would have been issued or payable with respect to or in exchange for the aggregate number of Conversion Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby if conversion of the Series D Preferred Stock had occurred immediately prior to such reorganization, reclassification, consolidation, merger, sale, transfer or lease. The Company will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series D Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and (ii) all other obligations of the Company hereunder. The provisions of this Section 6(A) shall similarly apply to successive consolidations, mergers, exchanges, sales, transfers or

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leases. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale, transfer or lease, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of this Section 6(A).

               (B) Stock Dividends and Securities Distributions. If, at any time
                   --------------------------------------------
or from time to time after the Issuance Date, the Company shall distribute to the holders of shares of Common Stock (i) securities (including rights, warrants, options or another form of convertible securities (other than Common Stock)), (ii) property, other than cash, or (iii) cash, without fair payment therefor, then, and in each such case, the holders of Series D Preferred Stock, upon conversion of Series D Preferred Stock, shall be entitled to receive such securities, property and cash which the holders of Series D Preferred Stock would have been entitled to receive on the date of distribution if, on such date, the holders of Series D Preferred Stock had been the holders of record of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock subject, however, to the holders of Series D Preferred Stock agreeing to any conditions to such distribution as were required of all holders of shares of Common Stock in connection with such distribution.

               (C) Other Adjustments. In addition to those adjustments set forth
                   -----------------
in Sections 6.4(A) and 6.4(B), but without duplication of the adjustments to be made under such Sections, if the Company:

                    (i) declares or pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                    (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares;

                    (iii) combines or reclassifies its outstanding shares of
                          Common Stock into a smaller number of shares;

                    (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; and/or

                    (v) issues, by reclassification of its Common Stock, any shares of its capital stock;

then the number and kind of Conversion Shares issuable upon conversion of the Series D Preferred Stock shall be adjusted so that the holders of Series D Preferred Stock upon conversion hereof shall be entitled to receive the kind and number of Conversion Shares

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or other securities of the Company that the holders of Series D Preferred Stock would have owned or have been entitled to receive after the happening of any of the events described above had the Series D Preferred Stock been converted into Common Stock immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 6.4(C) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or issuance. If, as a result of an adjustment made pursuant to this Section 6.4(C), the holders of Series D Preferred Stock, upon conversation thereof, are entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to all holders of Series D Preferred Stock promptly after such adjustment) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and such other class of capital stock.

          The adjustment to the number or kind of Conversion Shares purchasable upon the conversion of this Series D Preferred Stock described in this Section 6.4(C) shall be made each time any event listed in paragraphs (i) through (v) of this Section 6.4(C) occurs.

          In the event that at any time, as a result of an adjustment made pursuant to this Section 6.4, the holders of Series D Preferred Stock become entitled to receive any shares of the Company, other than Common Stock, the number of such other shares so receivable upon conversion of Series D Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6.4 hereof.

               (D) Sale of Securities. In the event the Company, at any time
                   ------------------
after the first Issuance Date, issues or sells Common Stock, convertible preferred stock, options, warrants or other securities convertible into or exercisable for Common Stock other than securities issued upon the conversion or exercise of any securities outstanding as of the first Issuance Date or pursuant to the Agency Agreement (as defined below) in connection with the Offering or the transactions contemplated thereby (as defined in the Agency Agreement), at a purchase price ("Purchase Price") less than the current market price per share of Common Stock (determined in the manner contemplated by Section 9 below) on the date the Company becomes obligated to make such issuance or sale, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately prior to such issuance or sale multiplied by the current market price per share of Common Stock on the date of such issuance or sale (determined in the manner contemplated by Section 9 below), plus (B) the consideration received by the Company upon such issuance or sale, and the denominator of which shall be the product of (X) the total number of shares of Common

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Stock outstanding (exclusive of any treasury shares) immediately after such issuance or sale, multiplied by (Y) the current market price per share of Common Stock on the date of such issuance or sale (determined in the manner contemplated by Section 9 below), unless the Purchase Price is below the Conversion Price in effect immediately prior to such issuance or sale, in which event the Conversion Price shall be automatically reduced to such lower Purchase Price;

provided, however, that no adjustment to the Conversion Price or the number and
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kind of Conversion Shares shall be made pursuant to this Section 6.4(D) in the event (i) the Company grants options to employees, officers, directors or consultants of the Company pursuant to contracts or plans approved by the Board of Directors, (ii) of the issuance of securities to a "strategic partner" as determined by the Board of Directors (which shall include without limitation any securities issued to Infoseek Corporation or its affiliates pursuant to that certain (1) Distribution Agreement by and between the Company and Infoseek, ABC News Internet Ventures and ESPN Internet Ventures (the "GO.com Parties") corporation dated April 9,1999; (2) Distribution Agreement by and between the Company and Buena Vista Internet Group ("BVIG") dated April 9, 1999 and (3) Amendment dated April 20, 2000 by and between the Company, the Go.com parties and BVIG), (iii) the Company pays a dividend payable in Common Stock, (iv) of the issuance of securities pursuant to an acquisition transaction approved by the Board of Directors, (v) of the issuance of warrants to lenders or lessors or other business partners of the Company or the issuance of securities to trade creditors in connection with the restructuring of their claims, (vi) the issuance of any securities (the "Issued Securities") upon exercise or conversion of any securities issued pursuant to the Agency Agreement (as defined below) in connection with the Offering (as defined in the Agency Agreement) or the transactions contemplated thereby, including, without limitation, any subsequent adjustment in any such Issued Securities or any securities issued in respect thereof or (vii) of the issuance of up to an aggregate of 500,000 shares (as appropriately adjusted for stock splits, stock dividends, and similar adjustments after the Issuance Date) of Common Stock (or convertible preferred stock, options, warrants or other securities convertible into or exercisable for Common Stock) at a purchase price less than the Conversion Price and not otherwise excepted pursuant to clause (i) through (vii) above.

(i) For the purpose of making any adjustment in the Conversion Price as provided in this Section 6.4(D), the consideration received by the Company for any issue or sale of Common Stock will be computed:

          (a) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

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          (b)       to the extent it consists of property other than cash, at
               the fair market value of that property as determined in good faith by the Board of Directors (irrespective of the accounting treatment thereof); and

          (c) if Common Stock is issued or sold together with other stock or securities (including convertible preferred stock, options, warrants or securities convertible into or exchangeable for common stock) or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock; provided, however, that with respect to such other stock or securities, such consideration as determined by the Board of Directors shall not be less than the total consideration received by the Company for the issuance of such other stock or securities plus the additional aggregate consideration, if any, to be received by the Company upon conversion or exchange thereof.

(ii) If the Company (i) issues, grants or sells any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or
      (ii) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of the rights or options or the issue or sale of the convertible securities (before fees and expenses), plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by (y) the maximum number of shares of Common Stock issuable on the exercise or conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this Section 6.4(D), and the Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

(iii) Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price then in effect will be readjusted to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (i) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (ii) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

          Simultaneously with all adjustments under this Section 6.4 to the number and/or kind of securities, property and cash to be issued in connection with the conversion of the Series D Preferred Stock, the Conversion Price will also be appropriately and proportionately adjusted.

               (E) In the event that the average closing bid price for the Company's Common Stock for the 20 trading days preceding the two-year anniversary of the date of filing of this Certificate is less than the Conversion Price, than the Conversion Price shall be automatically reset to such lower price.

               (F) Notice of Adjustment. Upon the occurrence of each adjustment
                   --------------------
or readjustment of the Conversion Price pursuant to this Section 6.4, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment or readjustment, including a statement of the adjusted Conversion Price or adjusted number of Conversion Shares, describing the transaction giving rise to such adjustments and showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith mail, by first class mail, postage prepaid, a copy of each such certificate to each holder of Series D Preferred Stock at the address of such Holder as shown on the books of the Company, and to its Transfer Agent.

               (G) Other Notices. If at any time:
                   -------------

               (a) the Company shall (i) offer for subscription pro rata to the holders of shares of the Common Stock any additional equity in the Company or other rights; (ii) pay a dividend in additional shares of the Common Stock or distribute securities or other property to the holders of shares of the Common Stock (including, without limitation, evidences of indebtedness and equity and debt securities); or (iii) issue securities convertible into, or rights or warrants to purchase, securities of the Company;

               (b) there shall be any capital reorganization or reclassification or consolidation or merger of the Company with, or sale, transfer or lease of all or substantially all of its assets to, another entity; or

               (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

               then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, to the holders of Series D Preferred Stock at the address of each such holder as shown on the books of the Company, (a) at least 15 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such subscription rights, dividend, distribution or issuance, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days' prior written notice of the date when the same shall take place if no stockholder vote is required and at least 15 days' prior written notice of the record date for stockholders entitled to vote upon such matter if a stockholder vote is required. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such subscription rights, the date on which the holders of shares of Common Stock shall be entitled to exercise their rights with respect thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Failure to give the notice referred to herein shall not affect the validity or legality of the action which should have been the subject of the notice.

               (H) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Subsection (H) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6.4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          7. Voting Rights.
             -------------

               (A) In addition to any other rights provided for herein or by law, and except as otherwise provided below or as required by law, the holders of Series D Preferred Stock will be entitled to notice of any meeting of shareholders of the Company or any action to be taken by shareholders without a meeting, and shall be entitled to one vote per share of Common Stock issuable upon conversion of the Series D Preferred Stock as of the record date for any such vote on all matters submitted to a vote of stockholders of the Company, and the holders of Series D Preferred Stock will vote as a single class with the holders of Common Stock on all matters, except as otherwise required under applicable law.

               (B) In the event that the holders of the Series D Preferred Stock are required by the applicable law to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series D Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such specified requisite percentage of holders of Series D Preferred Stock, such matter shall bind all holders of Series D Preferred Stock.

               (C) Each share of the Series D Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series D Preferred Stock, as set forth above.

          8. Covenants of Company. The Company covenants and agrees that, so
             --------------------
long as at least 400,000 shares of Series D Preferred Stock are outstanding, it will perform the obligations set forth in this Section 8:

               (A) Taxes and Levies. The Company will promptly pay and discharge
                   ----------------
all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books appropriate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

               (B) Maintenance of Existence. The Company will do or cause to be
                   ------------------------
done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

               (C) Indebtedness. Other than (i) indebtedness of the Company
                   ------------
existing on August 21, 2000 and set forth on Schedule 2(f) to the Agency Agreement (including, without limitation, any renewal, extension, refunding, reconstructing, replacement or refinancing thereof), (ii) indebtedness to trade creditors incurred in the ordinary course of business or in connection with the restructuring of their claims, (iii) the acquisition of personal property through indebtedness or leases on a purchase money basis, (iv) refundings or refinancings of indebtedness described above, or (v) indebtedness of the Company not referred to in the forgoing clauses (i) through (iv) not to exceed $2,500,000 (collectively, the "Permitted Indebtedness"), the Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness for borrowed money.

               (D) Maintenance of Property. The Company will at all times
                   -----------------------
maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

               (E) Books and Records. The Company will at all times keep true
                   -----------------
and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP in all material respects; and

               (F) Notice of Certain Events. The Company will give prompt
                   ------------------------
written notice (with a description in reasonable detail) to Commonwealth Associates, L.P. in the event the Company shall:

               (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

               (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

               (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

               (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

          9. Fractional Shares. No fractional shares or scrips representing
             -----------------
fractional shares shall be issued upon the conversion of the Series D Preferred Stock. With respect to any fraction of a share called for upon any conversion hereof, the Company shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

               (A) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market, the current market value shall be the last reported bid price of the Common Stock on such exchange or market on the last business day prior to the date of the conversion of the Series D Preferred Stock or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange or market; or

               (B) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq Smallcap Market, the current market value shall be the average of the closing bid and asked prices for such day on such market and if the Common Stock is not so traded, the current market value shall be the mean of the last reported bid price by the OTC Bulletin Board or the National Quotations Bureau, as the case may be, on the last business day prior to the date of the conversion of the Series D Preferred Stock; or

               (C) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of the Company ending prior to the date of the conversion of the Series D Preferred Stock, determined in such reasonable manner as may be prescribed by the Board of Directors.

          10. Legends. Any certificate evidencing the Series D Preferred Stock
              -------
and the securities issued upon conversion of the Series D Preferred Stock shall bear legends in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

          AS PROVIDED IN THE CUMULATIVE SUPPLEMENT DATED AUGUST 16, 2000, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION, THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO (A) AN AGREEMENT TO VOTE IN FAVOR OF (i) AN AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION AND (ii) THE GRANT OF OPTIONS AND WARRANTS TO CERTAIN INDIVIDUALS AND ENTITIES IN CONNECTION WITH THE RETENTION OF CERTAIN NEW MEMBERS OF THE CORPORATION'S MANAGEMENT TEAM AND THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2000 NON-QUALIFIED STOCK OPTION

PLAN TO THE EXTENT APPROVAL IS REQUIRED AND (B) RESTRICTIONS AGAINST SHORT SELLING OR HEDGING OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENTS. ANY TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS SUBJECT TO THE TRANSFEREE AGREEING IN WRITING TO BE BOUND BY THE TERMS OF THE FOREGOING AGREEMENTS.

          In addition, if required, the certificate shall also bear a legend in substantially the following form:

          THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO AN AGREEMENT TO CONTINUE THE ESCROW OF THE OFFERING OF THIS CLASS OF SECURITIES IN THE EVENT THAT A SUFFICIENT AMOUNT OF TRADE PAYABLES AND/OR FUTURE OBLIGATIONS OF THE CORPORATION HAVE NOT BEEN RESTRUCTURED PRIOR TO THE DATE OF ISSUANCE OF THIS CERTIFICATE.

          11. Modifications and Waivers. The terms of the Series D Preferred
              -------------------------
Stock may be amended, modified or waived only by the written agreement of the Company and Commonwealth Associates, L.P. ("Commonwealth") and the Committee (as defined below); provided, however, that no such amendment, modification or waiver which would decrease the number of shares of Common Stock issuable upon the Conversion of the Series D Preferred Stock, or increase the Conversion Price therefor (other than as a result of the waiver or modification of any anti-dilution provisions) may be made without the approval of the holders of at least a majority of the outstanding Series D Preferred Stock. The Company is entitled to rely upon and assume the accuracy and completeness of any certificate supplied by Commonwealth and the Committee affirming that all requisite approvals and authorizations were obtained before any such amendment, modification or waiver was made.

          12. Reservation of Stock Issuable Upon Conversion. The Company at all
              ---------------------------------------------
times will reserve and keep available, free of preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its authorized and issued Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, in addition to such other remedies as may be available to the holders of Series D Preferred Stock for such failure, the Company shall use its reasonable best efforts to seek stockholder approval of and file a certificate of amendment to its Certificate of Incorporation to increase the number of authorized shares of Common

Stock so that the Company may legally issue the shares of Common Stock issuable upon exercise of the Series D Preferred Stock. In the event any such stockholder approval is sought, each holder of Series D Preferred Stock shall vote in favor of such amendment. In the event of a shortfall in the number of shares of authorized but unissued and unreserved Common Stock, the sole remedy of a holder of Series D Preferred Stock shall be to seek injunctive relief to compel performance by the Company of its obligation under this paragraph, it being expressly understood that in no event may such holder seek to obtain money damages or any other payment of cash or property of the Company. The Board of Directors has approved and determined to submit to stockholders a certificate of amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock to 500,000,000 shares (the "Proposed Charter Amendment"). Prior to stockholder approval and the filing of the Proposed Charter Amendment, a holder of Series D Preferred Stock shall be allowed to convert only that number of shares of Series D Preferred Stock equal to the product of the number of authorized, unissued and unreserved shares of Common Stock on the date of conversion multiplied by a fraction, the numerator of which is the total number of shares of Series D Preferred Stock held by such holder and the denominator of which is the total number of shares of Series D Preferred Stock originally issued pursuant the Agency Agreement.

          13. Notices. Any notices required by this Certificate to be given to
              -------
the holders of shareholders or the Company must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at his address appearing on the books of the Company.

          14. Miscellaneous.
              -------------

               (A) There is no sinking fund with respect to the Series D Preferred Stock.

               (B) The shares of the Series D Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Certificate of Incorporation of the Company.

               (C) The holders of the Series D Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.

          15. Definitions.  For purposes of this Certificate of Designation,
              -----------
Preferences and Rights, the following terms shall have the meanings ascribed to them below:

          "Agency Agreement" means that certain placement agency agreement, dated June 23, 2000, between Commonwealth Associates, L.P. and the Company with respect to, among other things, the offer and sale of the Series D Preferred Stock, as amended through August 21, 2000.

          "Agency Warrants" has the meaning ascribed to such term in the Agency Agreement.

          "Bridge Warrants" has the meaning ascribed to such term in the Agency Agreement.

          "Committee" has the meaning ascribed to such term in the certain subscription agreements entered into by Subscribers (as defined in the Agency Agreement) in accordance the Agency Agreement.

          "Lock-Up Restriction" means the restrictions on resale pursuant to the lock-up agreements contemplated by Section 3(b)(ix) of the Agency Agreement.

     IN WITNESS WHEREOF, the undersigned Chief Executive Officer of the Corporation has executed this Certificate of Designation on behalf of the Corporation this 21st day of August, 2000.


                                        /s/ Donald W. Hackett
                                        ----------------------------------
                                        Donald W. Hackett
                                        Chief Executive Officer